EXHIBIT 5.1

August 9, 2007

Yamana Gold Inc.

Suite 1102, 150 York Street

Toronto, ON M5H 3S5

Re:	Form S-8 Registration Statement
Yamana Gold Inc. Share Incentive Plan

Dear Sirs:

We act as counsel to Yamana Gold Inc., a corporation organized under the federal laws of Canada (the “Company”), and are familiar with the proceedings taken by the Company in connection with the common shares of the Company (the “Shares”) offered under the provisions of the Yamana Gold Inc. Share Incentive Plan (the “Yamana Plan”), the RNC Gold Inc. Amended and Restated Stock Option Plan (the “RNC Plan”) and the Viceroy Explorations Ltd. 2005 Amended and Restated Stock Option and Share Compensation Plan (the “Viceroy Plan”) (each, the “Plan”, and collectively, the “Plans”), as described in the Registration Statement on Form S-8 to be filed by the Company under the United States Securities Act of 1933, as amended (the “Registration Statement”) with the United States Securities and Exchange Commission.

As counsel to the Company, in connection with this opinion, we have examined the Company’s Articles of Continuance dated February 7, 1995, as amended, and its By-laws, both as currently in effect; such other records of the corporate proceedings of the Company as we deem relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of Shares upon the due exercise of options granted pursuant to and in accordance with the Yamana Plan, the RNC Plan and the Viceroy Plan and that, when such Shares are issued in accordance with the terms of the respective Plans, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada applicable therein which are in effect on the date hereof. No opinion is expressed herein with respect to any federal or state law of the United States.

We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Cassels Brock & Blackwell LLP